HELIX TECHNOLOGY CORPORATION

                              EMPLOYMENT AGREEMENT


Mr. Robert J. Lepofsky                                         February 11, 1999

         You are presently serving as President and Chief Executive Officer of Helix Technology Corporation (the "Company"). The Company desires to set forth the terms and conditions of your continued employment by the Company effective as of February 11, 1999. Accordingly, the Board of Directors of the Company (the "Board") has authorized the Chairman of the Board to enter into this Employment Agreement (the "Agreement") with you regarding your continued employment on the terms and conditions outlined in the following paragraphs of this letter.

1. Position and Responsibilities. The Company agrees to employ you, and you agree to accept employment by the Company, for the Term of Employment hereinafter defined, in such executive capacities as the Board shall determine. It is the present intention of the parties that during the Term of Employment you shall, subject to the right of the Board to elect and to remove officers and to reassign officers as provided by law and the By-Laws of the Company, have the titles of President and Chief Executive Officer of the Company and in such capacities shall have general charge and supervision of the Company, reporting directly to the Board. Except as otherwise provided herein, you covenant and agree, during the Term of Employment, to devote all of your time and attention and to give your best efforts and skill exclusively to furthering the business and interests of the Company. You shall have all powers and authority as shall be reasonably required to enable you to discharge your duties in an efficient manner, consistent with the powers and authority granted to other senior executives of the Company. At all times during the Term of Employment the Company shall furnish you with a private office, secretarial help, and such other facilities, services, perquisites and appointments as are suitable to your senior executive position and adequate for the performance of your duties, none of which shall be inferior in any degree to those facilities, services, perquisites and appointments to which you are presently accustomed as President and Chief Executive Officer.

2. Term of Employment. The "Term of Employment" as used herein shall mean the period from February 11, 1999, through February 10, 2007; provided, however, that your employment may be earlier terminated as hereinafter set forth (and only as hereinafter set forth), in which event the Term of Employment shall mean the period from February 11, 1999, through the effective date of such earlier termination. The Term of Employment shall be so earlier terminated: (i) on the date of your death, or (ii) on the date you become disabled (as determined solely by the Board), or (iii) if you should voluntarily terminate your employment with the Company, on the date of your resignation to the Company, with the Company having the right to require you to stay up to 90 additional days after such date (by written notice changing such date of termination to a date certain within such 90 day period), or (iv) if the Board should terminate your employment with the Company for any reason whatsoever, other than Cause (as hereinafter defined), on the date specified in the Board's written notice of termination to you which date must be at least 90 days after the date of such notice unless you otherwise agree, or (v) if the Board should terminate your employment with the Company for Cause, on the date specified in the Board's written notice of termination to you subject to the provisions of subparagraph 2A below, or (vi) if there occurs a Change of Control of the Company (as hereinafter defined), on the date of your resignation to the Company, with the Company having the right to require you to stay up to an additional 90 days after such date (by written notice changing such date of termination to a date certain within such 90 day period).

2A. Termination for Cause. For purposes of this Agreement Termination for Cause shall mean termination of the Term of Employment by the Board in its sole judgment for (a) gross neglect by you of your duties hereunder, or (b) commission by you of a material act of dishonesty or moral turpitude, or (c) your indictment for commission of a material crime on the basis of alleged facts of such a serious and heinous nature that the Board has reasonable cause to believe that you cannot effectively discharge your duties and responsibilities hereunder, or (d) your conviction for commission of a material, business-related crime. Termination for Cause can only be effected by the Board by written notice to you, which notice must be given within 5 days following a hearing before the Board at which you will have an opportunity to answer the charges constituting Cause. The hearing before the Board can be held only after at least 20 days written notice to you (unless you agree to a shorter period) of the date and time of the hearing and the nature of the charges constituting Cause. At the time of the notice of the hearing or at any time thereafter but prior to the Board's decision following the hearing, the Board may immediately relieve you of your duties and responsibilities hereunder pending its decision.

2B. Change of Control. For purposes of this Agreement a Change of Control of the Company shall be deemed to have occurred when there has occurred (i) a change of control, not approved by a resolution of the Board, of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including in any event the acquisition (not approved by the Board) by any "person" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) of beneficial ownership, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities, followed within a period of not more than two years by a change in the identity of a majority of the members of the Board otherwise than through death, disability or retirement in accordance with the Company's normal retirement policies.

3.       Compensation.

3A. Base Salary. As compensation for your services, the Company shall pay to you, in equal weekly installments, a Base Salary at the annual rate of $390,000, which rate has been effective since January 1, 1999, plus such additional amounts as may be determined from time to time by the Board in its sole discretion and designated as increases in Base Salary. Any increase in Base Salary voted by the Board may not be subsequently reduced or eliminated without your consent, except that your Base Salary may be reduced by the Board as part of a general reduction of executive salaries.

3B. Incentive Compensation. During the Term of Employment the Company will pay you Incentive Compensation in the sole discretion of the Board.

3C. Fringe Benefits. You shall be entitled to participate, during the Term of Employment, regardless of your position in the Company, in all benefits, plans, policies, programs, arrangements, customs or practices, then existing and made available generally to other senior executives of the Company, including without limitation, pension or other retirement benefits, life insurance, health insurance, stock option or stock award plans, sickness or disability plans and additional year-end or other profit-sharing, incentive or deferred compensation arrangements. You shall also be entitled, during the Term of Employment, to the benefit of any rights of indemnification or reimbursement in favor of senior executives of the Company as the same may be in effect from time to time. In addition, you shall be entitled to reasonable annual vacations which shall be at such time or times as shall be mutually agreed upon between you and the Company and shall be of lengths substantially equal to the lengths of vacation taken by other senior executives of the Company. If at any time, during the Term of Employment, you shall not be serving as President and Chief Executive Officer, the Company shall nevertheless continue providing you, in your new position, with all such benefits to which you became entitled as President and Chief
Executive Officer. The amounts of any such benefits paid to you shall not be considered Base Salary or Incentive Compensation for purposes of this Agreement.

         Notwithstanding anything herein to the contrary, you shall be entitled to participate in the Company's life insurance, health insurance, sickness and disability plans during any period of disability following termination of employment on account of disability pursuant to subparagraph (ii) of Paragraph 2, or during any period Base Salary is paid you following termination of employment pursuant to subparagraphs (iv) or (vi) of Paragraph 2.

3D. Spendthrift. Notwithstanding anything to the contrary contained in this Agreement, your right to any amounts payable to you under subparagraphs 3A through 3C above shall not be assignable except that payments to which you are entitled after death may be made to the legal representative of your estate or to your designated beneficiaries.

4. Non-Qualified Stock Option. The Company hereby grants to you a non-qualified stock option (the "Option") under its 1996 Equity Incentive Plan to purchase two hundred thousand (200,000) shares of the Company's Common Stock at an option price of $20.8125 per share, which price is equal to the mean between the highest and lowest quoted selling prices for the Company's Common Stock on the NASDAQ National Market on the date hereof. This Option is granted by the Company pursuant to, and subject to the terms and conditions of, its 1996 Equity Incentive Plan (the "Plan"), a copy of which is attached hereto and made a part hereof as Exhibit A (which terms and conditions are hereby incorporated herein by reference as fully as if set forth herein, except if contrary or supplementary terms are set forth in this Employment Agreement, in which case such terms shall take precedence over those in the Plan). This Option shall become exercisable in eight (8) equal annual cumulative installments of 25,000 shares each, beginning on the first anniversary of the date of grant with the eighth cumulative and final installment in the amount of 25,000 shares becoming exercisable on the eighth anniversary of the date of grant and with the entire option expiring on May 11, 2007, three months following the eighth anniversary of the date of grant.

5. Termination After a Change of Control of the Company. Notwithstanding any other provision of this Agreement, if following a Change of Control of the Company (as previously defined) the Term of Employment is terminated by (i) the Company pursuant to subparagraph (iv) of Paragraph 2 above, or (ii) by you pursuant to subparagraph (vi) of Paragraph 2 above, the Option shall become exercisable in its entirety on the date of such termination and shall remain exercisable for ninety (90) days thereafter in accordance with its terms.

         The benefits payable under this Paragraph 5 are subject to the limitation that, when added to the aggregate present value of any other payments in the nature of compensation to you which are contingent on a change of control within the meaning of section 280G(b) (2) (A) (1) of the Internal Revenue Code of 1986, they may not exceed 2.99 times the "base amount" as defined in Section 280G(b) (3) (a) of such Code. Without intending to vary the technical definition referred to above, "base amount" roughly means average annual compensation f or the five most recent taxable years ending prior to a change of control for Code purposes.

6. Compensation Upon Termination. In the event your Term of Employment is terminated pursuant to Paragraph 2 above, you shall receive compensation as provided in Paragraph 3 above as follows. In the event your Term of Employment hereunder is terminated pursuant to subparagraphs (i) through (iii) of Paragraph 2 above through death, disability, or voluntary termination, then you or the legal representatives of your estate or your designated beneficiaries shall receive your Base Salary, and a proportionate part of your Incentive Compensation up to, but not after, the date of termination of your employment with the Company. In the case of disability the Company shall continue to pay you 60% of your Base Salary as it exists on the date of termination, less any payments to you under the Company's long-term disability protection plan or other plan, through the period beginning on termination of your employment with the Company by reason of disability and ending on your normal retirement date as defined in the Company's pension plan. In the event the Board should terminate your employment with the Company pursuant to subparagraph (iv) of Paragraph 2 above, or in the event you should terminate your employment with the Company pursuant to subparagraph (vi) of Paragraph 2 above, you shall receive your Base Salary and a proportional part of your Incentive Compensation up to the date of termination of your employment with the Company, and you shall receive counseling and out-placement services (not to exceed $20,000) if needed, and you shall also receive Base Salary for the period through February 10, 2007, or for two years following the date of termination, whichever period is shorter. Notwithstanding the foregoing sentence, you agree to use your reasonable best efforts to secure employment reasonably satisfactory to you during the second year or part thereof if any for which the Company continues to be obligated to pay you Base Salary as provided in the foregoing sentence, and the amount of compensation received by you during such second year or part thereof if any on account of such employment shall be offset dollar for dollar against the Company's obligation to pay you Base Salary during such second year period as provided above. In the event the Board should terminate your employment with the Company pursuant to subparagraph (iv) of Paragraph 2 above, the Option shall become exercisable on the date of such termination with respect to an additional three (3) installments but not more than the number of installments remaining to become exercisable. For example, if your Term of Employment were terminated on February 1, 2003, with a remaining term hereof ending February 10, 2007, and with five (5) additional installments remaining to become exercisable with respect to the Option, and the Option had as of February 1, 2003, already become exercisable with respect to three (3) installments of 25,000 shares each, then your Option would become exercisable on such date of termination with respect to an additional three (3) installments of 25,000 shares each and shall remain exercisable for ninety (90) days thereafter in accordance with its terms. In the event the Board should terminate your Term of Employment with the Company pursuant to subparagraph (iv) of Paragraph 2 above following a Change of Control of the Company, then your Option shall become exercisable in its entirety on the date of such termination as provided in Paragraph 5 above.

         Notwithstanding anything herein to the contrary, you shall receive hereunder the maximum amount of compensation due you (and only that maximum amount) as may be paid you without any part or all of such compensation being deemed to be an "excess parachute payment" under Section 280G of the Internal Revenue Code. The Human Resources and Compensation Committee may in good faith, subject to arbitration, make a determination of said maximum amount after considering all benefits due you from the Company including benefits payable under Paragraph 5, and no further compensation in excess of such maximum amount shall be due you from the Company hereunder. You may make your own determination of such maximum amount, and you shall have the right to waive, and to refuse to accept, any part or all of the compensation due you hereunder to the extent that you deem such compensation to be an excess parachute payment.

         In the event your Term of Employment hereunder is terminated by the Board pursuant to subparagraph (v) of Paragraph 2 for Cause, then the Company shall not be obligated to pay you any Base Salary or Incentive Compensation as provided above, beginning as of the date of such termination. The Board may in its sole judgment terminate your Term of Employment hereunder for Cause following any indictment of you for commission of a material crime as provided in Paragraph 2A above. In the event of reversal of any termination for Cause as a result of arbitration, or in the event that there is no conviction following your indictment (and subsequent termination for Cause) or that the conviction is reversed on appeal, you shall receive any amounts of Base Salary, the payment of which was suspended hereunder, beginning on the date of such termination for Cause and ending on the date of your reinstatement with the Company under this Agreement or February 10, 2007, whichever sooner shall occur, with interest computed thereon at the prime rate prevailing at BankBoston N.A. during the period of such suspension.

7. Non-Competition. For the period through February 10, 2009, following termination of your Term of Employment for any reason except as hereinafter set forth, you agree that you will not accept or continue to hold any position in any capacity, whether as employee, agent, consultant, investor, director or otherwise, with any person, firm or corporation, whose present or planned business is competitive with the business of the Company as it exists on the date of termination of your Term of Employment. In the event your Term of Employment is terminated pursuant to subparagraphs (iv) or (vi) of Paragraph 2, the foregoing non-competition covenant shall apply for four (4) years following the date of termination. The foregoing non-competition covenant shall not apply to you in any given instance if the Board waives said covenant in writing with respect to that instance. Ownership by you of less than one percent (1%) of the outstanding stock or securities in any business enterprise shall not in itself be deemed to be engaging in any activity prohibited by this paragraph.

8. Trade Secrets. If you have not already done so, you agree to execute and abide by the Company's standard form of agreement presently in effect protecting the Company's inventions, patents, and proprietary and confidential information, and you also agree to execute and abide by any subsequent similar agreement generally in effect for the Company's officers and key employees.

9. Expenses. The Company agrees that it will, during the Term of Employment, reimburse you, upon submission of vouchers or other appropriate evidence of expenditure, in accordance with its policies from time to time established with respect to senior executives generally, for all travel, entertainment and other expenses reasonably incurred by you on behalf of the Company within the scope of your duties.

10. Merger, Sale of Assets. Your right to payments hereunder from and after termination of the Term of Employment constitutes an unsecured claim against the general assets of the Company. The Company agrees that it will at all times from and after termination of the Term of Employment do or cause to be done all things necessary to maintain a solvent position, to preserve and keep in full force and effect its corporate existence, rights and franchises, and to conduct and carry on the Company's business. Nothing herein contained shall prevent the Company from at any time being merged or consolidated into or with any corporation or corporations, or selling or otherwise transferring all or substantially all of its assets to any person, firm or corporation, provided that the provisions of this Agreement shall be binding upon and shall inure to the benefit of the corporation resulting from such merger or consolidation, or the person, firm or corporation to which such assets shall be sold or transferred.

11. Arbitration. Any controversy or claim arising out of or in connection with this Agreement shall be settled by arbitration in accordance with the rules then obtaining of the American Arbitration Association. Such controversies shall be submitted to three arbitrators, one arbitrator being selected by the Company, one arbitrator being selected by you, and the third being selected by the two so selected by the Company and you, or if we cannot agree upon a third, by the American Arbitration Association. In the event that either the Company or you, within one month after notification of any demand for arbitration hereunder, shall not have selected its arbitrator and given notice thereof by registered or certified mail to the other party, such arbitrator shall be selected by the American Arbitration Association. Confirmation of any award in any such arbitration may be had in any court having jurisdiction of the person against whom such award is rendered. The Company shall immediately upon request pay all costs and expenses, including, without limitation, all legal fees incurred by you, whether as plaintiff or defendant, in any arbitration or legal proceeding in connection with this Agreement, provided that such arbitration or legal proceeding occurs following a Change of Control of the Company.

12. Unconditional Obligation. The Company's obligation to pay Base Salary and Incentive Compensation (if any) to you in accordance with this Agreement shall be unconditional and absolute and shall not be subject to offset, reduction, withholding or suspension by the Company by virtue of any claims which the Company may allege against you, it being agreed that the Company's sole remedy with respect to any such claims shall be to seek redress thereof through arbitration in accordance with Paragraph 11. Base Salary due you hereunder shall always be paid in equal weekly installments or in accordance with the policy as in effect for executive officers of the Company at the time of payment.

13. Binding Agreement. The provisions of this Agreement shall be binding upon you, your executors, administrators, and legal representatives, and upon the Company, its successors and assigns. This Agreement is not assignable by you without the Company's written consent.

14. Construction. This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Massachusetts.

15. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

16. Waivers and Modifications. No waiver by either party of any breach by the other of any provision hereof shall be deemed to be a waiver of any later or other breach hereof, or a waiver of any other provision of this Agreement. This Agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein (except with respect to proprietary information, Incentive Compensation and the non-qualified stock option granted you under Paragraph 4B of your prior Employment Agreement) and may not be waived, changed, amended, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought to be enforced.

17. Legal Effect; Prior Stock Option. This Employment Agreement shall supersede all prior negotiations, commitments, understandings and agreements between you and the Company as to the terms of your employment (except with respect to proprietary information, Incentive Compensation and the non-qualified stock option granted you under Paragraph 4B of your prior Employment Agreement) and shall be effective in accordance with its terms. With the execution of this Employment Agreement, your prior Employment Agreement with the Company which was re-executed on May 28, 1992, shall become null and void and shall be of no further force or effect except that the non-qualified stock option granted you under Paragraph 4B of said prior Employment Agreement shall remain in full force and effect in accordance with its terms except that said stock option is hereby amended so that the final two installments thereof shall become exercisable together on March 1, 2000, without any requirement that any performance criteria of the Company be achieved and provided only that you are an employee of the Company on that date. Any proprietary information agreement executed pursuant to Paragraph 9 of your prior Employment Agreement shall remain in effect.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and its corporate seal to be hereunto affixed and you have hereunto set your hand and seal effective as of the 11th day of February, 1999.


                                     HELIX TECHNOLOGY CORPORATION


                                     By:  /s/Marvin G. Schorr
                                     ------------------------------------
                                     Marvin Schorr
                                     Chairman of the Board


                                     ACCEPTED AND AGREED TO:


                                     /s/Robert J. Lepofsky
                                     ------------------------------------
                                     Robert J. Lepofsky